Exhibit 23.2



              CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" and to the use of our report on the consolidated financial statements of LIN Broadcasting Corporation and subsidiaries dated February 4, 1994 and of our report on the combined financial statements and schedules of LIN Broadcasting Corporation's Unconsolidated Affiliates dated February 4, 1994, included in McCaw Cellular Communications, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1993, and incorporated by reference in the Registration Statement (Form S-4) and the related Prospectus of McCaw Cellular Communications, Inc. for the registration of 3,200,000 shares of its Class A Common Stock.



                                   ERNST & YOUNG


Seattle, Washington
April 25, 1994